PURCHASE AGREEMENT
          Purchase Agreement dated January 24, 2011 between del Rey Global Investors Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series, del Rey Monarch Fund (the “Fund”), and del Rey Global Investors, LLC (the “Sole Initial Shareholder”), a limited liability company organized under the laws of the State of Delaware.
RECITALS:
          WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”);
          WHEREAS, the Fund proposes to issue and sell shares of beneficial interest (each a “Share,” and more than one Share, “Shares”), par value $.001 per Share, of the Fund to the public pursuant to a Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission;
          WHEREAS, the Shares have not been registered for public offering under the Securities Act of 1933, as amended; and
          WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.
          NOW THEREFORE, the Fund and the Sole Initial Shareholder agree as follows:
1.	The Fund offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Fund, such amount of Shares to be specified by the Fund for an aggregate price of not less than $100,000 to be allocated among each class of Shares of the Fund as set out in Schedule A, on a date to be specified by the Fund, prior to the effective date of the Registration Statement.

2.	The Sole Initial Shareholder represents and warrants to the Fund that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and for the Sole Initial Shareholder’s own account, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares.

3.	The Sole Initial Shareholder’s right under this Purchase Agreement to purchase the Shares is not assignable.
          The Fund and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

del Rey Global Investors Funds, on behalf of the del Rey Monarch Fund		del Rey Global Investors, LLC

By:	/s/ Gerald W. Wheeler	By:	/s/ Gerald W. Wheeler

Name:	Gerald W. Wheeler	Name:	Gerald W. Wheeler
Title:	President	Title:	Chief Operating Officer

Schedule A
AGGREGATE PURCHASE

			Number of
		Class of	Shares per
Name of Shareholder	Name of Fund	Shares	Class	Amount
del Rey Global Investors, LLC	del Rey Monarch Fund	Class A	0	$0

		Institutional Class	6666.667	$100,000